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                                                                    Exhibit 12.1


                      TERRA NOVA (BERMUDA) HOLDINGS LTD.

             STATEMENT OF C0MPUTATION OF EARNINGS TO FIXED CHARGE

                            AS OF DECEMBER 31, 1996
                            (dollars in thousands)



Income from operations before income taxes
  and minority interests.......................................   $82.668

Add:
  Fixed Charges
  Interest expenses...................................... $10.750
  Interest portion of rental expense  (1)................   1.267
  Amortization...........................................    4.38
                                                           ------
                                                                   12.455
                                                                  -------

Earnings before fixed charges..................................   $95.123
                                                                  =======

Ratio of earnings to fixed charges.............................     7.64
                                                                  =======


(1) Represents one-third of rental expense which the Company's management believes to be representative of the interest portion of rental expense.